EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our reports dated March 9, 2010, relating to the consolidated financial statements, the consolidated financial statement schedule, and the effectiveness of internal control over financial reporting of Harrah’s Entertainment, Inc. appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the headings “Summary Historical Consolidated Financial Data of Harrah’s Entertainment, Inc.” and “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

August 12, 2010